Exhibit 10.3

EXECUTION

AMENDMENT NO. 1 TO
MASTER REPURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO MASTER REPURCHASE AGREEMENT, dated as of May 23, 2016 (this “Amendment”), amends that certain Master Repurchase Agreement, dated as of September 29, 2015, but effective as of October 15, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), among Reverse Mortgage Solutions, Inc. (“RMS”), RMS REO BRC, LLC (“REO Subsidiary” and, individually or collectively with RMS, as the context may require, “Seller”), Barclays Bank PLC (“Agent”) and Sutton Funding LLC (“Purchaser”). Unless otherwise defined herein, capitalized terms used in this Amendment have the meanings assigned to such terms in the Repurchase Agreement.
Recitals
WHEREAS, pursuant to Section 28 of the Repurchase Agreement, the parties hereto desire to amend the Repurchase Agreement as described below.
NOW, THEREFORE, pursuant to the provisions of the Repurchase Agreement concerning modification and amendment thereof, and in consideration of the amendments, agreements and other provisions herein contained and of certain other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Agreements
Section 1.Amendments.
(a)    Section 2 of the Repurchase Agreement is hereby amended by deleting the defined terms “Adjusted EBITDA” and “Net Income” in their entirety.
(b)    Section 2 of the Repurchase Agreement is hereby amended by deleting the defined term “Change in Control” and replacing it with the following:
“Change in Control” means (a) any transaction or event as a result of which Guarantor ceases to own, directly or indirectly, beneficially or of record, more than 50% of the voting stock of Seller, (b) the sale, transfer, or other disposition of all or substantially all of Seller’s assets (excluding any such action taken in connection with any securitization or financing transaction or routine sales of Mortgage Loans or REO Properties) or all or substantially all of Guarantor’s assets, as applicable, or (c) the consummation of a merger or consolidation of Seller or Guarantor with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equityholders of the Seller or Guarantor, as applicable, immediately prior to such merger, consolidation or other reorganization.
(c)    Section 2 of the Repurchase Agreement is hereby amended by deleting the defined term “Maturity Date” and replacing it with the following:
“Maturity Date” means May 22, 2017.

(d)    Section 2 of the Repurchase Agreement is hereby amended by adding the defined term “Reverse Mortgage Segment” in its proper alphabetical sequence:
“Reverse Mortgage Segment” is the reverse mortgage segment of the Guarantor related to Seller, as described in the Guarantor’s most recently filed Form 10-Q or Form 10-K.
(e)    Section 2 of the Repurchase Agreement is hereby amended by adding the defined term “Reverse Segment Adjusted EBITDA” in its proper alphabetical sequence:
“Reverse Segment Adjusted EBITDA” is, for the Reverse Mortgage Segment, income (loss) before income taxes, amortization of servicing rights and other fair value adjustments, interest expense on corporate debt, depreciation and amortization, goodwill impairment, if any, estimated settlements and costs for certain legal and regulatory matters, share-based compensation expense, fair value to cash adjustments for reverse loans, and select other cash and non-cash adjustments primarily certain non-recurring costs, the net provision for the repurchase of loans sold, non-cash interest income, severance, gain or loss on extinguishment of debt, interest income on unrestricted cash and cash equivalents, the net impact of the non-residual trusts, the provision for loan losses, residual trust cash flows, transaction and integration costs and servicing fee economics. Reverse Segment Adjusted EBITDA includes both cash and non-cash gains from mortgage loan origination activities, and excludes the impact of fair value option accounting on certain assets and liabilities and includes cash generated from reverse mortgage origination activities. Reverse Segment Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a supplemental means of evaluating our operating performance.
(f)    Section 2 of the Repurchase Agreement is hereby amended by deleting the defined term “Termination Date” and replacing it with the following:
“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the day on which the Seller or the Guarantor merges with or consolidates into another entity or any other corporate reorganization and thereafter (a) the surviving entity fails to assume all the obligations of Seller under this Agreement or the Guarantor under the Guaranty, as applicable, or (b) the creditworthiness of the surviving entity is materially weaker, in the Agent’s sole and good faith discretion, than that of Seller or the Guarantor, as applicable, immediately prior to such merger or consolidation, (iii) the day on which, due to a Change in Law, it becomes unlawful for a party to this Agreement to perform its obligations to make payment or deliver or to receive payment or delivery with respect to the Transactions or to otherwise comply with the material terms of this Agreement; (iv) failure of Seller to operate or conduct its respective business operations or any material portion thereof in the ordinary course, or any other material adverse change in Seller’s business operations or financial condition, which, in Agent’s sole discretion, constitutes a material impairment of Seller’s ability to perform its obligations under this Agreement or any other related document; (v) upon five (5) Business Days’ prior written notice from Seller to Purchaser following the occurrence of a Change in Law that increases Purchaser’s costs (as further described in Section 3(g) hereof); (vi) at the option of Purchaser, the occurrence of an Event of Default under this Agreement after the expiration of any applicable grace period; and (vii) at the option of Purchaser, the effective date of any event described in Section 14(p) or Section 14(r).

(g)    Section 13(q) of the Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
(q)    Custodian. The Custodian is not an Affiliate of Seller.
(h)    Section 14(g)(ii)(D) of the Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(D)
As of each fiscal quarter end, the Reverse Segment Adjusted EBITDA, for the prior two consecutive fiscal quarters shall be greater than $1.00; provided, however, notwithstanding anything herein, any breach of this clause (D) shall not be considered an Event of Default, but each will result in a reduction in each Purchase Price Percentage of two (2) percentage points.

(i)    Section 14(i)(vii) of the Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
(vii) after May 23, 2016, any financial covenants a Seller becomes subject to or any change or modification to, or waiver of compliance with, any financial covenants Seller is obligated to comply with, in either case, under any repurchase agreement or other warehouse financing related to new origination mortgage loans, provided that such financial covenant is more favorable to Purchaser than the financial covenant(s) set forth in this Agreement, considering the definitions and calculation of the financial covenant(s) for which notice and analysis is sought, or a substantially similar financial covenant is not set forth in this Agreement;
Section 2.    Agreement in Full Force and Effect as Amended. As specifically amended hereby, the Repurchase Agreement remains in full force and effect. All references to the Agreement in any Program Document shall be deemed to mean the Repurchase Agreement as supplemented and amended hereby. This Amendment shall not constitute a novation of the Repurchase Agreement, but is a supplement thereto. The parties hereto agree to be bound by the terms and conditions of the Repurchase Agreement, as supplemented and amended by this Amendment, to the same effect as if such terms and conditions were set forth herein verbatim.
Section 3.    Conditions to Effectiveness of this Amendment. This Amendment shall become effective on the day when the Seller shall have (i) paid to Purchasers and Agent and Purchasers and Agent shall have received all accrued and unpaid fees and expenses owed to Purchaser in accordance with the Program Documents, including, without limitation, the fully-earned, non-refundable Renewal Fee specified and defined in the Amendment No. 2 to Master Purchase Agreement Price Side Letter, dated as of the date hereof, by and among the Sellers, the Agent and the Purchaser, in each case, in immediately available funds, and without deduction, set-off or counterclaim in accordance with Section 2 of the Pricing Side Letter, in each case, in immediately available funds, and without deduction, set-off or counterclaim, and (ii) delivered to Purchaser (a) a copy of this Amendment duly executed by each of the parties hereto and (b) any other documents reasonably requested by Purchaser or Agent, each of which shall be in form and substance acceptable to Purchaser.
Section 4.    Miscellaneous.
(a)    This Amendment shall be binding upon the parties hereto and their respective successors and assigns.

(b)    The various headings and sub-headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Repurchase Agreement or any provision hereof or thereof.
(c)    THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS EXCEPT SECTIONS 5-1401 AND 5-1402 OF NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
(d)    This Amendment may be executed in one or more counterparts and by the different parties hereto on separate counterparts, including without limitation counterparts transmitted by facsimile or in .pdf format, each of which, when so executed, shall be deemed to be an original and such counterparts, together, shall constitute one and the same agreement.
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IN WITNESS WHEREOF, each undersigned party has caused this Amendment No. 1 to the Master Repurchase Agreement to be duly executed by one of its officers thereunto duly authorized as of the date and year first above written.
REVERSE MORTGAGE SOLUTIONS, INC., as a Seller

By:    /s/ Cheryl Collins
Name: Cheryl Collins
Title: SVP and Treasurer

RMS REO BRC, LLC, as a Seller

By:    /s/ Cheryl Collins
Name: Cheryl Collins
Title: SVP and Treasurer

SUTTON FUNDING LLC, as Purchaser

By:    /s/ Ellen Kiernan
Name: Ellen Kiernan
Title: Vice President

BARCLAYS BANK PLC, as Agent
By:    /s/ Joseph O'Doherty
Name: Joseph O'Doherty
Title: Managing Director

Signature Page to Barclays – RMS Amendment No. 1 to MRA